Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASE

This Separation Agreement and Mutual Release (this “Agreement”) is made and entered into among Jeffrey H. Lynford (the “Chairman”), residing at 10 Holly Branch Road, Katonah, NY 10536, Reis, Inc. (formerly known as Wellsford Real Properties, Inc.) (“Reis”) and Reis Services, LLC (“Reis Services,” and collectively with Reis, the “Company”), each with an address at 530 Fifth Ave., 5th Floor, New York, NY 10036.  Reis and Reis Services are executing this Agreement on behalf of their respective divisions, subsidiaries and affiliates and each of their predecessors, successors and assigns.

WHEREAS, the Chairman’s Third Amended and Restated Employment Agreement (the “Employment Agreement”) among the Chairman and the Company dated as of May 17, 2007 will terminate effective May 30, 2010 in accordance with its terms and the Chairman does not intend to renew the Employment Agreement; and

WHEREAS, the Company wishes to recognize the Chairman’s eighteen years of continuous service to the Company and its predecessor companies.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Chairman and the Company (the “Parties”) agree as follows:

1.
Termination of Employment:  As provided in the Employment Agreement, the Chairman’s employment with the Company, and any subsidiaries of the Company, shall terminate on May 30, 2010 (“Termination Date”).  This Agreement shall also serve as the Chairman’s resignation, effective immediately, from any board of directors, executive board or similar governing body, of any of the Company’s subsidiaries or of any residential development developed by or for the benefit of the Company or any of its subsidiaries. The Company confirms that prior service on any such company or body board will be covered by the Company’s standard indemnities and insurance.

2.	Payment by the Company: The Company will provide the Chairman with the following:

a)	The Company shall pay to the Chairman all amounts of salary, accrued by the Chairman as of the Termination Date, but unpaid by the Company as of the Termination Date, at the next payroll date, in accordance with the Company’s customary payroll practices.

b)	The Company will pay to the Chairman, on June 15, 2010, an aggregate of Three Hundred Thousand Dollars ($300,000.00), in recognition of the Chairman’s longstanding service to the Company and its predecessor companies.

c)
Consistent with Section 9(n) of the Employment Agreement and past practice under the Employment Agreement, the Company will pay to the Chairman the following amounts, on the following dates, in respect of life insurance premiums then due and payable:

●	$15,898.31 on November 15, 2010;
●	$10,087.88 on December 12, 2010; and
●	$7,383.14 on January 25, 2011.

c)
Consistent with Section 9(n) of the Employment Agreement, the Company will, for a period ending 18 months after the Termination Date, continue, at its own cost and expense, the medical, hospitalization and dental benefits elected by the Chairman (and any of his dependents who as of the Termination Date were covered thereunder, but not including dependents for whom the Chairman was, as of the Termination Date, paying the full cost of their benefits, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)).  The Chairman shall be responsible for making the required COBRA payments to the Company and the Company will, promptly following each such payment, pay to the Chairman an amount such that after payment of income taxes, the Chairman is fully reimbursed for his cost in providing such benefits, with such income taxes to be calculated consistent with past practice relating to the calculation of the Chairman’s income tax rate(s).

d)	All amounts payable by the Company to the Chairman hereunder shall be paid subject to all required federal, state and local statutory taxes and deductions and customary withholding.

e)
Except as set forth in this Agreement, the Company and the Chairman agree that no other monetary payments shall be made to either Party in return for entering into this Agreement and that neither Party will be obligated to the other for any additional wages or other compensation or other amounts.

f)
The Parties have not identified any payment or other benefit under this Agreement that would result in any tax or other amount due under Section 409A of the Internal Revenue Code of 1986, and shall report such payments and benefits to all governmental authorities in a manner consistent with these conclusions.

3.
COBRA:  The Chairman acknowledges that (i) a “qualifying event” within the meaning of COBRA occurred with respect to the Chairman on the Termination Date, as a result of which the Chairman and any qualified beneficiaries would lose coverage under the Company’s group health plan; (ii) the Chairman and any qualified beneficiaries will receive written notice of his or her rights to elect to receive continuation coverage under said group health plan pursuant to COBRA (“COBRA Coverage”) after the Termination Date; and (iii) the provisions of COBRA shall govern whether the Chairman and any qualified beneficiaries shall be entitled to COBRA Coverage which shall be at the sole cost of the Chairman.

4.
Directors’ and Officers’ Liability: The Company shall be obligated to indemnify the Chairman in the performance of his duties pursuant to the by-laws or organizational documents of the Company and to the fullest extent allowed by applicable law, including, without limitation, legal fees. For a period of six years following the Termination Date, the Company shall ensure that the Chairman is insured under the Company’s directors’ and officers’ liability insurance with respect to all claims relating to matters occurring on or prior to the Termination Date.  If, for any reason, during the six year period following the Termination Date, the Company modifies or ceases to provide such directors’ and officers’ liability insurance, any such modification or cessation shall apply uniformly to all officers and directors (and former officers and directors) of the Company.

5.
Releases:  (a) In consideration for the Company’s commitment to the various arrangements described in the preceding paragraphs, and in lieu of any other benefits, as a full and final settlement, the Chairman releases and discharges the Company, any parent, divisions, subsidiaries and affiliates and their current and former owners, managers, officers, directors, shareholders, agents and employees (whether acting as representatives of the Company or in their individual capacities), and each of their predecessors, successors, and assigns (hereinafter, the “Company Released Parties”), from any and all claims and causes of action (except for the commitments set forth in this Agreement) (collectively, “Claims”) arising out of or related to the Chairman’s employment or separation from employment, including, but not limited to, any claims for back wages, bonuses, severance pay, vacation pay, holiday pay, or any other pay or benefits including, but not limited to, benefits under the Employee Retirement Income Security Act of 1974 (except for vested benefits, which are not affected by this Agreement), sexual or other harassment, or discrimination or retaliation based on race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy, medical condition or disability (as defined by the Americans with Disabilities Act, or any other state or local law), age, or any other unlawful discrimination or retaliation (under the Americans with Disabilities Act, Age Discrimination in Employment Act, 29 USC §621 et. seq., as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the New York State Human Rights Law, the New York Labor Law, §1 et. seq., Article 1, Section 11 of the New York State Constitution, the New York City Human Rights Law, N.Y.C. Admin. Code §8-101 et seq., and the New York Civil Rights Law, Civ. R. L. §40-c, subd. 2 or any other federal, state or local laws), tort, breach of implied or express contract, breach of promises, misrepresentation, negligence, fraud, estoppel, defamation, infliction of emotional distress, violation of public policy or wrongful or constructive discharge, and for attorneys’ fees, costs, disbursements or the like, that the Chairman, his heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement.  The release of claims made by the Chairman in this Agreement does not apply to claims that arise after the date this Agreement is executed, nor is it intended to waive or release a claim under the Older Workers Benefit Protection Act that challenges the validity of the release of any ADEA claim.  The Chairman certifies that as of the date of this Release, he has reported all accidents, injuries or illnesses relating to or arising from his employment with the Company.

(b)     In consideration for the Chairman’s commitment to the various arrangements described in the preceding paragraphs, as a full and final settlement, the Company, for itself and on behalf of each Company Released Party, releases and discharges the Chairman and his heirs, executors, administrators, successors and assigns from any and all Claims that any Company Released Party now has, ever had or may hereafter have, whether know or unknown, suspected or unsuspected, up to and including the date of this Agreement.  The release of Claims made by Company Released Parties does not apply to Claims that arise after the date this Agreement is executed.

6.
No Filings:  (a) The Chairman further agrees, represents, warrants, promises and covenant that neither he, nor any person, organization, or other entity acting on his behalf, has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against any Company Released Party with any federal, state or local court or any administrative, regulatory or arbitration agency or body, involving any matter occurring in the past up to the date of this Agreement, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are subject of this Agreement (other than an action to enforce the terms hereof).  The Chairman further agrees that he will not personally recover monies for filing any charge or complaint against any of the Company Released Parties with any federal, state or local agency regarding his employment with or separation from the Company in the future.

(b)The Company, on its behalf and on behalf of all Company Released Parties, further agrees, represents, warrants, promises and covenants that no Company Released Party, nor any person, organization, or other entity acting on his, her or its behalf, has filed or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other) against the Chairman with any federal, state or local court or any administrative, regulatory or arbitration agency or body, involving any matter occurring in the past up to the date of this Agreement, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are subject of this Agreement (other than an action to enforce the terms hereof).

7.
No Admission of Liability: Neither this Agreement, nor anything contained herein, shall be construed as an admission or concession by the Company or the Chairman that it or he has in any respect violated or abridged any Federal, State or local law or any right or obligation that it or he may owe or may have owed to the other Party or engaged in any wrongdoing or illegal or actionable acts or omissions.  No final findings or final judgments have been made and neither Party purports, or will claim, to be prevailing party, to any degree or extent, nor will this Agreement or its terms be admissible in any proceeding other than a proceeding for breach of the terms contained herein.

8.
Statements: (a) The Company and the Chairman agree that in consideration of the other commitments in this Agreement, and except as shall be required by law, (i) except to the extent necessary to enforce this Agreement, each Party shall keep confidential and not disclose orally or in writing directly or indirectly to any person (except such Party’s immediate family, attorneys and accountants), any and all information concerning any facts, claims or assertions relating or referring to any experiences of the Chairman or treatment the Chairman received by or on behalf of the Company through the date of this Agreement, which experiences or treatment could have provided a factual or legal basis for any claim of any kind in any action or proceeding before any court or administrative or arbitral body, and (ii) the Company and the Chairman shall not make, either directly or by or through another person, any oral or written negative, disparaging or adverse statements or representations of or concerning the other Party, or make or solicit any comments, statements, or the like to the media or to others that are derogatory or detrimental to the good name or business reputation of the other Party.

(b)     Consistent with applicable law, the Company shall afford the Chairman the right to review and comment on any public filings and statements that will include a reference to the Chairman, and the Company shall, consistent with applicable legal requirements, make any revisions to such references reasonably requested by the Chairman.

(c) All inquiries to the Company from any third parties, concerning the employment and separation of the Chairman, shall be responded to by the Company’s senior management, who shall respond in a manner consistent with Exhibit A to this Agreement.  All inquiries to the Chairman from any third parties, concerning the employment and separation of the Chairman, shall be responded to in a manner consistent with Exhibit A to this Agreement.

9.
Property and Computer Access:  The Chairman represents and warrants that, except as specified below, he has returned, or will return on or prior to the Termination Date, to the Company all property in his possession, including, but not limited to, keys, building and Company identification and access cards and credit cards, files, records, publications, address lists, computers, files, software and other business equipment or information belonging to or relating to the Company or the Company’s business, or the Company’s respective owners, managers, officers, employees or agents.  All fixtures, property and equipment located in the Chairman’s current office are and shall remain the sole property of the Chairman.  The Company and Chairman are cooperating to migrate the Chairman’s computer based information to a non-Company server.  The Company agrees to permit the Chairman to continue to use the Company’s computer system until such migration is completed.

10.
Entire Agreement and Severability: (a) The parties hereto agree that this Agreement may not be modified, altered or changed except by a written agreement signed by the parties hereto and evidencing an intent to modify this Agreement.  Except as set forth in paragraph 10(b), the parties acknowledge that this constitutes the entire agreement between them regarding the subjects addressed herein, superseding all prior written and oral agreements.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

(b)     Notwithstanding paragraph 10(a), the provisions of Sections 9(i) and 11 of the Employment Agreement shall survive and remain in full force and effect.

(c)     The Company acknowledges that, except as set forth in this Agreement, there are no restrictions on or commitments by the Chairman relating to his employment with the Company.

11.
Voluntary Execution: The Chairman acknowledges that he has carefully read this Agreement and understands all of its terms including the full and final release of claims set forth above.  The Chairman further acknowledges that he has voluntarily entered into this Agreement; that he has not relied upon any representation or statement, written or oral, not set forth in this Agreement; that the only consideration for signing this Agreement is as set forth herein; that adequate consideration has been received for executing this Agreement and that this document gives him the opportunity and encourages him to have this Agreement reviewed by his attorney and/or tax advisor prior to execution.  The Chairman also acknowledges that he has been afforded up to forty-five (45) days to consider the release provision contained herein (the “Consideration Period”) and that he has seven (7) days after signing this Agreement to revoke it in writing (the “Rescission Period”).  If the Chairman signs this Agreement prior to the conclusion of the Consideration Period, the balance of the Consideration Period will be considered waived.  Such revocation must be actually received by the Company within the time period specified in order to be effective.  Accordingly, this Agreement will not be effective or enforceable and no payments required under this Agreement shall be made until the expiration of seven (7) days following the Chairman’s execution of this Agreement, unless otherwise previously scheduled in the normal course of business. This Agreement becomes effective on the 8th day after it is signed by the Chairman and is not rescinded (the “Effective Date”), unless the last day of the Rescission Period falls on a Saturday, Sunday or holiday.  If the last day of the Consideration Period and/or Rescission Period falls on a Saturday, Sunday or holiday, the last day of the applicable period shall be the next business day following the weekend or holiday, and the Effective Date shall be the day following the last day of the Rescission Period.

12.
Expenses: The Company shall be obligated to reimburse the Chairman for all legal fees and related expenses (including costs of experts, evidence and counsel) paid by the Chairman as a result of (i) the negotiation and preparation of this Agreement and (ii) the Chairman seeking to obtain or enforce any right or benefit provided by this Agreement; provided that the Company shall reimburse the legal fees and related expenses described in this clause (ii) only if and when (A) the dispute is settled by the parties or resolved pursuant to a binding arbitration award in a manner that is more favorable to the Chairman than that offered by the Company or (B) a final judgment, order or decree of a court of competent jurisdiction has been rendered in favor of the Chairman and the time for appeal therefrom has expired and no appeal has been perfected. All reimbursements shall be made within 30 days of submission of reasonable substantiation thereof.

13.
Survival:  The covenants, representations and acknowledgments made by both Parties in this Agreement shall survive the execution of the Agreement and the delivery of the payment specified in paragraph 2 hereof, and this Agreement shall inure to the benefit of each Party, and the successors and assigns of each Party.

14.
Successors; Binding Agreement:  (a) This Agreement shall inure to the benefit of and be enforceable by the Chairman’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  Subject to the terms and provisions of this Agreement, if the Chairman should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Chairman devisee, legatee or other designee or, if there is no such designee, to the Chairman’s estate.

(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of either Reis or Reis Services to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that Reis or Reis Services, as applicable, would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to (but effective only upon) such succession shall be a breach of this Agreement.  As used in this Agreement, references to “Reis,” “Reis Services” or the “Company” shall extend to any successor to its or their business and/or assets as aforesaid which assumes and agrees to perform this Agreement, expressly, by operation of law, or otherwise.

(c)    The Executive may assign his right to receive any payments due to him under this Agreement to an entity owned or controlled by the Executive and/or members of his family.

15.
Notices:  All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when delivered personally to the Party to receive the same or when mailed first class postage prepaid, by registered or certified mail, return receipt requested, addressed to the Party to receive the same at his or its address above set forth, or such other address as the Party to receive the same shall have specified by written notice given in the manner provided for in this paragraph 15.  All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

16.
Governing Law: The law of this Agreement shall be the procedural law (excluding choice of law provisions) of the State of New York.  In any proceeding to enforce the terms of this agreement, the Agreement may be introduced under seal in order to maintain its confidentiality.

17.
The Chairman’s Representations: The Chairman represents and acknowledges that: (a) he has carefully read the Agreement and understands its terms; (b) he has had at least forty-five (45) days to consider this Agreement prior to signing it; (c) the Company has advised the Chairman to consult with an attorney of his or her choosing, and the Chairman has done so to the extent he desired; and (d) the consideration provided in this Agreement is sufficient to support the releases in this Agreement and includes sufficient additional consideration for the Chairman’s release under the Age Discrimination in Employment Act (“ADEA”).

18.
Board Matters:  The Chairman shall remain in the role of non-executive Chairman of the Board of Directors of Reis until the conclusion of the 2010 annual meeting of Reis.  This shall not involve any specific time commitment or duties by the Chairman.  The Chairman shall be paid directors’ fees, and reimbursed for expenses, incurred in such activities in accordance with Reis’s existing policies.

IN WITNESS WHEREOF, the parties hereto evidence their agreement by their signatures.

For Reis, Inc.

By:	/s/ Mark P. Cantaluppi
Mark P. Cantaluppi Vice President, Chief Financial Officer

For Reis Services, LLC

By:	/s/ Mark P. Cantaluppi
Mark P. Cantaluppi Vice President, Chief Financial Officer

Dated: June 3, 2010

I acknowledge that I have had an adequate opportunity to review this Agreement and all of its terms.  I have carefully read this Agreement and understand all of its terms including the full and final release of claims set forth above.  I further acknowledge that I have voluntarily entered into this Agreement, that my execution of this Agreement is not the result of any fraud, duress, coercion, pressure or undue influence exercised by or on behalf of Reis, Inc. or Reis Services, LLC, that I have not relied upon any representation or statement, written or oral, not set forth in this Agreement, and that I have had this agreement reviewed by my attorney and my tax advisor, or have been given the opportunity by Reis, Inc. and Reis Services, LLC to do so.

Agreed to:

By:	/s/ Jeffrey H. Lynford
Jeffrey H. Lynford

Dated: June 3, 2010

Exhibit A

As previously disclosed, Jeffrey H. Lynford, the Chairman of Reis, Inc. (the “Company”), was employed under an employment agreement that expired on May 30, 2010.  Mr. Lynford has decided not to renew his employment with the Company, in order to pursue other business opportunities.  He has informed the Company that he expects to step down as executive Chairman of the board of directors effective as of the conclusion of the Company’s 2010 annual meeting of stockholders, the date of which has not been announced at this time.  The board of directors will elect a new non-executive Chairman at that time.  Mr. Lynford will continue as a director of the Company.

As disclosed above, Jeffrey Lynford’s employment with the Company terminated on May 30, 2010.  In connection with the termination of his employment, Mr. Lynford and the Company have entered into a separation agreement (the “Agreement”).  In recognition of Mr. Lynford’s eighteen years of continuous service to the Company and its predecessor companies, the Company will make a payment to Mr. Lynford in the amount of $300,000.  The Company will also reimburse Mr. Lynford, on an after-tax basis, for certain life insurance, medical and dental premiums, as provided in his employment agreement.  The Agreement contains customary mutual releases.